Exhibit 5.1

September 8, 2014

DMH International, Inc.

12502 West Atlantic Boulevard

Coral Springs, Florida 33071

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8, filed today by DMH International, Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 the resale of an aggregate of 25,000,000 shares (the “Shares”) of the authorized Common Stock, par value $.001 per share, of the Company being offered pursuant to the Company's 2014 Employee/Consultant Stock Compensation Plan (the “Plan”). The issuance of the Shares under the Plan was approved by the Directors of the Company on September 8, 2014.

In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Plan, duly authorized, validly issued, and fully paid and non-assessable.

We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Nevada Business Corporation Laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Roetzel & Andress, L.P.A.

ROETZEL & ANDRESS	CHICAGO WASHINGTON, D.C. CLEVELAND TOLEDO AKRON COLUMBUS CINCINNATI
A LEGAL PROFESSIONAL ASSOCIATION	ORLANDO FORT MYERS NAPLES FORT LAUDERDALE TALLAHASSEE NEW YORK